Exhibit 99.5

American Midstream Partners, LP JP Energy Partners, LP Merger Announcement Conference Call October 24, 2016

CORPORATE PARTICIPANTS

Patrick Barley, Founder, President and Chief Executive Officer, JP Energy Partners, LP

Lynn Bourdon, III, Chairman, President and Chief Executive Officer, American Midstream, LP

Eric Kalamaras, Senior Vice President and Chief Financial Officer, American Midstream, LP

Pat Welch, Executive Vice President and Chief Financial Officer, JP Energy Partners, LP

CONFERENCE CALL PARTICIPANTS

TJ Schultz, RBC Capital Markets

Eric Genco, Citi

Lin Shen, HITE

Brian Gamble, Simmons and Company

Poe Fratt, DA Davidson

Mike Gyure, Janney Montgomery Scott

PRESENTATION

Operator:

Good morning and welcome to the American Midstream Partners and JP Energy Partners Merger Announcements Conference Call. As a reminder, today’s call is being recorded. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. As I provide the following legal disclosures, please note that I do so on behalf of both American Midstream Partners LP and JP Energy Partners LP.

The press release outlining the merger can be accessed on the Investor Relation homepage of each company. Please note the cautionary language regarding forward-looking statements contained in the press release. These statements can also be found in the supplemental slide presentation intended to support this morning’s call and are currently available on the Investor Relations homepage for each company. The same language applies to statements made in today’s conference call. This call will contain time-sensitive information as well as forward-looking statements which are only applicable as of today, October 24, 2016.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

American Midstream Partners, LP and JP Energy Partners, LP expressly disclaim any obligation to update or amend the information contained in this conference call to reflect the events or circumstances that may arise after today’s date except as required by applicable law.

Patrick Barley, Founder, President and Chief Executive Officer of JP Energy Partners will begin our presentation this morning to provide an overview of the transaction. Mr. Barley is joined by Lynn Bourdon, Chairman and Chief Executive Officer of American Midstream, Eric Kalamaras, Chief Financial Officer of American Midstream and Pat Welch, Chief Financial Officer of JP Energy.

I’d now like to turn the call over to Mr. Barley.

Patrick Barley:

Thank you, Operator, and thank you everyone for joining us on our call this morning. I am pleased to be sitting here with Lynn Bourdon, Eric Kalamaras, Pat Welch and other members of the JP Energy and American Midstream Executive teams. All of us in the room are excited to announce this transformative combination, combining our two successful companies to deliver a compelling set of financial and operational benefits as well as strategic opportunities which were not available to either company on a standalone basis. We believe unitholders, employees, customers and partners will benefit from our greater scale and diversification, stronger balance sheet, enhanced cash flow and a significantly expanded set of acquisition and organic growth opportunities. While both of our companies have a track record of generating growth, this combination substantially expands those opportunities and positions us to target an expanded set of accretive growth opportunities.

The difficult market we’ve all experienced over the last several years has made clear the tremendous value associated with sustainable, competitive advantages, scale and a strong geographic presence; this combination captures both. The combined partnership will represent pro forma 2016 Adjusted EBITDA of nearly $185 million while establishing a diversified midstream platform with approximately $2 billion of enterprise value. Together, we’ll operate in some of the most attractive US basins, including an expanded presence in the Permian, Eagle Ford, Gulf Coast and Bakken.

This improved scale, broadened geographic footprint affords more opportunities than each predecessor company could capture on its own. We’ll also be a much more diversified company including our operations, customers and products serviced.

The Boards of both JP Energy and American Midstream agree that these are really compelling attributes and have unanimously approved the merger. The transaction was also approved by the Special Committee of American Midstream.

I have confidence that this transaction is a win-win. From the JP Energy perspective, public unitholders capture immediately value through the 14.5% premium reflected in the unit conversion together with ongoing upside participation in the combined company. The combination will also significantly improve distribution coverage and growth potential.

Before I hand the call over to Lynn, let me just say a few words to the JP Energy team. We have come a very long way in our two years as a public company. We have grown both organically and through strategic acquisitions. I am very proud of our team and what we have been able to accomplish. This transaction is the next step in our evolution, growth and development and we hope that you’ll share our enthusiasm about today’s announcement as we create a bigger, stronger and more capable company.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

With that, I’d like to turn the call over Lynn to discuss a bit more about our strategy and the transaction. Lynn?

Lynn Bourdon, III:

Thanks Patrick, and good morning everyone. I certainly share in Patrick’s enthusiasm for this transaction. This is not just a transformative event; it’s an evolutionary change. With this merger, American Midstream and JP Energy will forge ahead on a unified path with a consistent set of interests and a plan to succeed over the long term.

I believe that lasting success in this industry is achieved in a number of ways and a very important one is having the right platform on which to execute your strategy. This merger not only accelerates the trajectory of our companies but also creates that platform for execution.

As Patrick mentioned, part of assembling the right platform is having scale. The increased scale of the combined partnership expands the opportunity set of initiatives we are able to competitively consider in order to achieve continued growth well into the future.

Not only are scale and financial stability important, so too is value chain extension. This transaction adds substantive extensions in the Terminaling, Crude Oil, Natural Gas Liquids, Transportation and NGL Marketing areas. As we extend our participation in the value chain, so too do we extend the opportunity sets for us to consider for investment as well as diversifying our income streams.

I’m going to give a quick overview of the changes we see in American Midstream with the addition of these new business segments in our existing and new operating areas. As we look at our onshore footprint, the combined pipeline system will be over 3,100 miles and strengthens our ability to serve the Permian, Gulf of Mexico, Eagle Ford, Bakken and the southeast.

The Permian is one of our core positions and the addition of the Silver Dollar pipeline system and associated crude marketing and transportation to our existing Yellow Rose gathering system and the Mesquite Off-spec NGL and condensate processing facility put us in a position to more fully compete in one of the hottest basins in the country. The ability to combine crude oil pipeline and truck transportation capabilities with gas, condensate and NGL processing is significant and goes back to Patrick’s point on servicing more energy molecules further along the value chain.

Our crude product and chemical storage position increases to over 6 million barrels of above ground liquids capacity. This increased network provides storage services to key market hubs and demand markets across the United States, and we are currently hard at work expanding our Harvey Terminal to increase this capability.

Through the merger we will be able to further link and lever our asset position to create a more fully integrated midstream organization. JP Energy’s retail propane community distribution systems and cylinder distribution system when linked with the American Midstream NGL footprint and strong marketing and supply position will allow us to further capture margin along the expanded value chain. Furthermore, by combining JP Energy’s proficiency and expertise in these areas with a greater scale and ability to solidify our competitive position, we can further lever our stronger financial platform allowing us to pursue opportunities that would have not been available on a standalone platform. In addition, these businesses give us an expanded reach across the country and will provide more exposure to new and related opportunities than otherwise would have been available to American Midstream alone.

The stronger financial structure will also enable us to continue to execute on our Gulf Coast strategy. Our existing infrastructure assets provide gathering and processing services in Louisiana, Mississippi and the prolific Gulf of Mexico. We expanded our offshore capabilities earlier this year with a series of strategic

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

acquisitions. These significant acquisitions included additional interest in the Delta House production platform, two NGL transportation lines and the Destin and Okeanos Gathering and Transportation pipelines, and solidified our position as a significant and integrated participant in the offshore infrastructure. Most recently, we began working diligently to transition operations of the Destin and Okeanos pipelines to American Midstream and hope to complete that by year-end. This will allow us to further realize commercial and operating synergies with our existing Gulf Coast assets.

Not only have we expanded our hard asset base, we are growing and diversifying our customer asset base. Together, our customer base will be vast and diverse, including quality producers and end users such as utilities and refineries. We look forward to finding ways to leverage these relationships to provide new services in existing areas as well as existing services in new areas.

One of the key benefits of this combination is a strengthened relationship with our common sponsor ArcLight. ArcLight has played an integral role for American Midstream’s success to date and we look forward to further building upon that relationship in the next chapter of our growth. Importantly, we think that the consistency in ArcLight’s position of ownership in our GP is unique and a valuable aspect of the combination. This combination will enhance our ArcLight relationship through simplification of ArcLight’s general partner ownership into a single diversified midstream entity. With ArcLight, the combined partnership will be in a stronger position to join the pursuit of strategic assets. We also retain the potential to benefit from potential future drop downs from ArcLight. We believe this flexibility offers a huge strategic benefit to the Company.

Our intent as we go forward is to continue to aggressively pursue all avenues of growth. The relationship with ArcLight further enhances our ability to pursue those opportunities and gives us an added lever we can use to create more exposure to market developments, including their proprietary knowledge and significant deal capacity.

With that, I’d like to turn the call over to Eric who will discuss the transaction in more detail as well as provide a financial outline for the combined partnership.

Eric Kalamaras:

Thanks, Lynn. Before I address the numerous financial merits of the transaction, I will first walk through the structure. The transaction involves a unit-for-unit exchange whereby 100% of JP Energy public unitholders receive newly issued American Midstream common units at an exchange ratio of 0.5775. Including the exchange ratio for ArcLight’s JP Energy units, the blended average exchange ratio is 0.55 in new American Midstream units. As a result, American Midstream will issue 20.1 million units in exchange for 36.7 million JP Energy units. On a fully exchanged basis, JP unitholders will receive 50% of the combined company; American Midstream unitholders will retain 37% and the affiliates of ArcLight will hold the remainder.

As it relates to the general partner, we will merge the general partner of JP Energy and the general partner of American Midstream with American Midstream’s general partner unchanged. This included the IDRs and remaining economics associated with American Midstream which will also remain unchanged.

With the closing of the merger, American Midstream will amend its partnership agreement so that the cash distributions on the outstanding Series A1 and Series A2 preferred units will be revised to be the greater of $1.65 annually which is he MQD or the cash distribution paid to American Midstream common units.

ArcLight has shown substantial commitment to the combined partnerships which is reflected by a number of meaningful support mechanisms and with the combined companies. ArcLight has agreed to provide economic support of up to $25 million and has also agreed to reimburse transition and transaction costs

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

associated with the merger. Together, these support measures are intended to directly enhance our target DCF per unit accretion. ArcLight has not only provided direct capital support to both companies but will continue to serve as a valuable resource to the combined partnership.

The combined companies will generate pro forma 2016 Adjusted EBITDA of approximately $185 million, which is in line with the midpoint of previously disclosed guidance by both companies and includes approximately $10 million of expected synergies associated with the elimination of duplicative public company costs and certain operational benefits. On top of these identified synergies, we believe there is significant opportunity for additional operational and commercial synergies that will occur over time.

I’d just like to comment that as you know, both of our companies have done a lot of cost containment over the last 12 to 24 months, so while the synergies are certainly helpful to the combined company, that is not what’s bringing us together. It’s about creating a broader platform with more scale, more financial flexibility and more growth. As such, the transaction allows for both companies to begin the phase of resuming distribution growth. As a result, we’re targeting distributable cash flow per unit accretion and distribution growth of approximately 5% in 2017 and 2018. Importantly, this combination and the opportunities that it affords establishes a path to mid-single digit annual distribution growth over the long term.

In addition to growing the distribution, this transaction also provides a number of important benefits to our combined balance sheets. The combined entity will carry low leverage including pro forma debt to EBITDA of approximately 3.8 times, near or long term target of 3.5 times and lays the groundwork for a pro forma liquidity target of at least $250 million. This gives us the flexibility we need to support our expanded set of growth and acquisition opportunities. Perhaps most importantly is the enhanced access to sources of capital as a result of our increased scale. This accomplishes a lot for the combined partnership including the ability to better absorb potential drop downs or to jointly pursue transactions with ArcLight.

As a combined larger company, we’ll also be more effective in executing on third party growth. Both companies are seeing opportunities that are attractive to the separate and combined asset bases. Our ability to capitalize on these, including the ability to target larger opportunities, is meaningfully enhanced by the virtue of our combination.

From a timing perspective, we’re targeting to close in early 2017 and we are currently in the process of completing our initial S-4 regulatory filing. In November or December, we’ll undergo an SEC and HSR regulatory review period and closing is subject to regulatory approval and a JP Energy unitholder vote to be held approximately 30 days following our effective registration.

Given the structure of the transaction, closing is not contingent upon any direct financing, although we will seek to amend our revolving credit facilities. We may re-syndicate both companies’ revolvers and we will evaluate additional ways to maximize liquidity to opportunistically drive growth.

Before I turn the call back to Lynn for some closing remarks and opening the line for question, I’d just remind listeners that both companies are set to release third quarter 2016 earnings in the next few weeks. We would ask that you limit your questions only to the transaction and refrain from questions regarding third quarter performance. Lynn?

Lynn Bourdon, III:

Thanks, Eric. At this time I would also like to congratulate Patrick and the JP Energy employees for what you have achieved in such a short time. It is a rare feat for someone to not only start a company but even more rare to become successful enough to take it public, much less in the timeframe you’ve been able to do this. I fully appreciate your accomplishments and the amount of intellectual, emotional and physical

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

energies it has taken to get the company to this point. This could not have been done without the vision and leadership of Patrick. He was successful in bringing in many talented people into the organization and creating a well-positioned company. I’d also like to thank him for his help and support over the past few weeks during this process and for the upcoming transition process.

In closing, I think Patrick said it best when he described this as win for all of the stakeholders. This merger is going to elevate and transform our two businesses into a new midstream platform of complementary assets and services that is going to allow for higher growth, new business opportunities and a stronger financial position with better access to capital than what either company could achieve separately.

This combination establishes a consolidated midstream platform for ArcLight which builds on support of our success. We view this merger as an across the board win for all of our stakeholders. The net result should be enhanced value for our unitholders, our employees, our suppliers, our business partners and very importantly, our customers.

With that, we’d be happy to open up the lines for questions. Operator?

Operator:

At this time I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for a moment as questions come into queue.

Your first question comes from TJ Schultz with RBC Capital Markets. Your line is open.

TJ Schultz:

Great, thanks. Congrats everybody. Lynn or Patrick, just as I think about timing on this transaction, my first question is around Silver Dollar. Just from an activity standpoint, is the combined entity just focused on increasing utilization of that asset and maybe if you can talk about the expected exit rate this year on Silver Dollar, or does this possibly accelerate any expansion plans in the Southern Midland to expand the capability further, whether it be through further extensions of that pipe as you commercialize it, or maybe complementary M&A into other verticals in that area?

Patrick Barley:

Hi TJ. It’s Patrick. Good morning. I think first and foremost, just to talk about Silver Dollar, as you’re well aware, you’ve been following the company and we have created a very strong franchise with that asset in the Southern Midland Basin. The combined entity certainly will have more capabilities around acquisition opportunities. The organic growth opportunities are not changed and the team will continue to be focused on developing those and executing the plan that we’ve outlined and we continue to execute today.

Again, you have in excess of 300,000 acres dedicated to that system under long-term contracts. We continue to see additional activity, and as you know, activity has continued to accelerate and ramp over the last nine months, so we think the future is bright for that system and I’ve got confidence in Lynn and the team to continue to develop that asset going forward.

At this point, I would tell you that guidance is unchanged on volume from what we set it at, which was between 30,000 to 35,000 barrels a day as an exit rate at the end of this year.

Again, I’m very proud of the team for creating the footprint and I know Lynn and the team will do a great job going forward with it.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

TJ Schultz:

Okay. Thanks, Patrick. Lynn, you talked about the ArcLight support and ability to leverage that going forward. Can you just talk about this transaction and expand a little on how you see it enhancing that relationship with ArcLight? What maybe does the combined entity offer now with ArcLight that the two could not pursue before?

Lynn Bourdon, III:

Thanks and I appreciate the question. I think it’s really boiled down to a couple of things. One, by having a single entity that they’re able to focus on, there’s not a conflict, if you will, as to where they want to put funds and resources. I think what you can see from the transaction, if you look through all of the pieces of this transaction, if I go back and reiterate the point about what happens with the preferred distribution on the Series A1 and A2, we’re taking those from approximately $2.00 down to $1.65. That unto itself is a significant support element. The support, the direct amount of support that they’ve shown injection into the two companies just from a financial standpoint or just one example.

More importantly, ArcLight has a tremendous amount of vision across this industry. They have a lot of information. They’re involved with a huge number of producers and other opportunities and we have a very good, very solid relationship; both companies did. This allows us just to have kind of a single point of contact as we look at those opportunities and are able to bring to bear their knowledge and expertise, deal capabilities with our expertise in running and operating businesses.

We just believe that we’re going to continue to have the same type of relationship that both entities had; it’s just condensed and concentrated to a single organization.

TJ Schultz:

Got it. Thanks. Just last one, maybe for Eric. Just on the distribution growth for American Midstream going forward, is the message about 5% in 2017 and 2018 and mid-single digit longer term? If you could just clarify kind of the outlook in 2017 and 2018 on distribution growth.

Eric Kalamaras:

Sure. What we’re highlighting, TJ, is the target for 2017 at 5% through the average period and the same for 2018 as well. I think what we’re also trying to signal there too is from a strategic perspective this transaction allows us to reposition the entities for growth, and so what we’d like to see is good solid mid-single digit distribution growth certainly beyond that time period, but certainly for the next year or two this transaction allows us to get to the 5% number, if not better.

TJ Schultz:

Okay. Thank you.

Operator:

Your next question comes from Eric Genco with Citi. Your line is open.

Eric Genco:

Good morning. I was just curious if you could tell me, related to the last question, what does pro forma coverage look like with this transaction and what do you think that should be normalized going forward? I mean to this point you—based on our estimates you had sort of 1.7-ish times coverage next year in mid-level, and just curious as to what you think is normalized for these combined businesses.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

Eric Kalamaras:

Sure. I mean, look, we are intent on growing the business and coverage is a key part of that, so from a strategic perspective you can expect us to keep a coverage closer to the 1.3, 1.2-ish area.

Eric Genco:

Okay. In terms of the—it was mentioned the restructuring of the preferreds. How were those taken out as part of this merger?

Eric Kalamaras:

They’re not taken out. They are just exchanged. Think about the carry just coming down as part of ArcLight supporting the transaction, so it reduces that cost of capital to us.

Eric Genco:

Essentially they’re going to be LP units after this, so they’re pari passu with what the LP unitholders will invest in? Is that a fair way to …

Eric Kalamaras:

ArcLight has the—they have the right, the conversion option to convert those to LP units at their choosing and so that is not a function of this transaction. That will come at some later point in time when ArcLight deems that it’s appropriate.

Eric Genco:

Okay. I apologize for being less familiar with JP Energy Partners, but as I was flipping through the presentation it looks like there’s a little bit more commodity exposure there and it says it’s a variable margin. Is that all related to retail propane distribution primarily? Can you just help me understand the exposures there?

Pat Welch:

Yes, this is Pat. The variable margin primarily does relate to our retail propane. These are situations where we have prices that are set based on the markets at any given point in time so the margin will fluctuate but not directly associated with commodity prices. A $0.10 up or $0.10 down in commodity prices could keep the margin exactly the same or it could go up by a penny or two so that’s why we refer to it as variable margin.

Eric Genco:

Okay. Understood. Thank you very much.

Operator:

Again, to ask a question, please press star, one on your telephone keypad. Your next question comes from the line Lin Shen with HITE. Your line is open.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

Lin Shen:

Good morning. Congratulations for a win-win deal. I just wanted to clarify that after the deal closes, Patrick, are you and the senior management going to stay in their new entity to run the existing JP EP business or what’s the plan like for running the business there?

Patrick Barley:

Sure, Lin. It’s a great question. Thank you for dialing in this morning. Right now the Executive team is really more focused on the transition process and as we go forward Lynn will be leading the combined entity and so Lynn will be evaluating the talent that he sees fit and is required in the combined entity going forward. At this time, I don’t think we’re prepared to say who’s going to be a part of the combined entity going forward, but Lynn, I’ll turn it over if you want to add some additional commentary to that.

Lynn Bourdon, III:

Thanks, Patrick. No, I think the way Patrick described it is best. There’s a tremendous number of individuals in both entities that are providing a lot of support for the organizations and I think our focus right now is just on getting the transition moved through and we’ll be back later with information around that.

Lin Shen:

Great. Thank you. Also, I think you mentioned that there’s going to at least $10 million of synergies for this deal, mainly due to costs and operational benefits and there could be additional operational and commercial synergies to be realized over time. Can you talk a little bit about what you can think about what kind of operational or commercial synergies in the next two years or in the near term?

Eric Kalamaras:

Specifically, whenever you do a combination like this there are some obvious synergies that are out there and you highlighted a couple of those. Specifically what I would say is we think we have a number of operational synergies, particularly around some of the trucking and logistics assets that JP has that we can utilize on the American Midstream, particularly with our East Texas and West Texas assets. I think as we move through time we’ll certainly articulate more about that, but I would say for right now we’re seeing a lot of opportunity on the logistics side and certainly then we’ve got the corporate synergies that will be additive to that through time.

I would be remiss if I did not mention that the synergy aspect of this, we have not underwritten this transaction in any way related to substantial synergies in the 2017 through 2018 time period. All of those things we just mentioned are really longer term and I would expect that hopefully we achieve better than the $10 million to $11 million type number but we’ll be able to let time tell.

Lin Shen:

Great. Thank you very much. Appreciate it.

Operator:

Again, to ask a question, please press star, one on your telephone keypad. Your next question comes from Brian Gamble with Simmons and Company. Your line is open.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

Brian Gamble:

A quick question if I may. Lynn, as you look at the new proposed combined entity, obviously a lot of this is in flux as far as what the strategy is longer term, but when you think about the assets that you now have under one roof, given the current E&P production profiles as well as I guess future M&A opportunities and/or buildouts, any way to kind of rank order the different regions as far as where you see the best opportunities over the next couple of years?

Lynn Bourdon, III:

You know, Brian, thanks for the question and it’s certainly something that we’re going to be spending a lot of time on. We’ve not spent a whole lot of time trying to rank order things up to this point with the process.

That said, what I would say is I think that the Permian Basin and what JP has done with the Silver Dollar pipeline and the opportunities that we see around that are really fantastic. I think Patrick started off talking about that earlier and we just think if you look at where they’re positioned, it you look at the producers that are around the area and the drilling that’s happening I think that’s going to be a great place to be. I think having the two companies together our financial platform is significantly different and I think our opportunity set for both organic as well as acquisitions is now in a very different place than what it was previously. That gives us an opportunity to take a harder look at that area and bolster that side, and as I said, I think we consider the Permian to be a core area. Obviously we consider the Gulf of Mexico to be one of our core areas and we’re going to continue to do investment down on that side. I actually think that Gulf of Mexico is actually a hidden gem that people don’t realize how much activity is going on down in that area and I really believe it’s going to surprise to the upside as we go forward in time with the amount of volume of production that comes out of that area.

So, clearly those areas; I mean obviously we have a lot of other areas. The ability to bring JP’s trucking and marketing expertise into our organization is going to allow us to capture things that from an American Midstream we probably weren’t in a position to capture.

As we go forward in time we’ll be a bit more prescriptive about some of the priority elements but for right now just right off the top those are some things that we’ve thought about and talked about at a high level.

Brian Gamble:

That’s helpful, Lynn. I know a question was asked earlier about the volatility on the propane business. Covering JP Energy there is some volatility there; it’s not substantial, but when you think about how that fits into I guess the bigger company it’s clearly now a smaller piece of things. Is that still something that strategically makes sense for the company or is that a potential essentially, I guess, source of funds in the future as you attempt to take advantage of the Permian infrastructure and the Gulf of Mexico infrastructure and the other regions that you have opportunities in?

Lynn Bourdon, III:

If you approach the volatility side, one, remember we are a producer of NGLs and so automatically we’ve just put a hedge in place, if you will, from the exposure that we would have had from an American Midstream and so you actually flatten that profile out for both organizations because what JP has been doing is they’ve been taking a market priced NGL and uplifting its value through the service element on either the cylinder exchange business or in the community distribution systems or over on the retail side. So this gives us an automatic place to hydrate value upwards from a production of propane that we had on our system.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

Second is, as Pat was alluding to, I think the appearance is that there’s a lot of volatility but especially like in the cylinder exchange business, that business is priced out over time and you can secure your feedstock at the same time that you’re making your sale and you can lock in that commodity margin piece. Obviously with any business that’s related to weather you’re going to have a little bit of volume volatility but I think their organization has shown a really nice job of growing volume and expanding in the areas that they participate in and expanding into some new areas.

So I think from our standpoint we see it as an opportunity to extend the value chain and expose ourself to new opportunities and new investments. Just as we would talk about the Permian Basin, I think your question about assets is, you know, you could really ask that question about any one of assets and say, “Okay, is that a core asset?” When you have a number of systems across the country, I think it’s an obvious question to say, “Okay, what’s core? What’s not core?” For us, on the propane side, I think it’s an opportunity. It’s new for us from an American Midstream but it’s not new to us as a combined organization and we’ve already talked about acquisitions that are out there in this business that were going to be difficult for JP alone. They would have been difficult for American Midstream alone but as a combined entity we have a new opportunity set and an opportunity to go take a look at some things that JP was already looking at and already had on the board.

I think as with all of our assets there’s more to come as we mature as a single organization rather than as two separate ones.

Brian Gamble:

Great. Appreciate the color, Lynn.

Operator:

Your next question comes from the line of Poe Fratt with DA Davidson. Your line is open.

Poe Fratt:

Hi. Good morning. Could you highlight the combined entity’s capital spending profile potentially as we look at ’17 and ’18? Then also, on Page 9 you highlight that there potentially are asset sales and would you be able to quantify the amount of asset sales that you’d be looking at?

Eric Kalamaras:

Hi, Poe. Good morning. Right now as it relates to the combined capital spending profile, we’ll address the financial guidance applications of the transaction as we get closer to the merger. I think that will be an appropriate time to discuss that all during close as we’re both working through our respective 2017 budgets. I don’t think right now is the appropriate time to discuss capital planning.

I think the other thing to mention regarding any potential sales, that is something that we would just address at a later point in time.

Operator:

Your next question comes from Mike Gyure with Janney. Your line is open.

Mike Gyure:

Yes, can you guys talk a little bit about the liquidity position as you see it, maybe today versus your long-term pro forma liquidity goal of I think you said over $250 million and sort of how you get from where you are today to there? I assume that has to do a little bit with the previous question but maybe just a little more color around that?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

Lynn Bourdon, III:

I don’t think we got that. Would you mind to repeat that, please?

Mike Gyure:

Yes. Can you talk a little bit about where you see the liquidity today? I think you said the long term pro forma goal is over $250 million. Maybe where you envision that being today and how you get there over the long term?

Eric Kalamaras:

Sure. If you just look at the combined companies today just on a standalone basis you’d have something close to $150 million or so of combined pro forma liquidity, but what I would say though is going forward—in fact it could even be a little bit north of that. What I would say going forward though is the transaction allows for us to pursue a host of liquidity enhancement measures and so we’ll be evaluating that over time. But we’re highly confident in the ability to achieve that and I would say any time you go through a transaction like this there are applications available that are not necessarily available on a standalone basis and we’ll look forward to communicating more to the marketplace at the appropriate time on that.

Mike Gyure:

Great. Thank you.

Operator:

There are no further questions at this time. I return the call back over to Lynn Bourdon.

Lynn Bourdon, III:

Thank you, Operator. Listen, I just want to thank everybody for taking time to join us this morning. As Patrick and I have both said, we believe that this is going to be a very positive transaction for everybody involved. It’s very exciting from our standpoint and we look forward to talking to each of you in the future in person.

Operator:

This concludes today’s conference call. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com